Exhibit 10.1

TRANSITION AND SEPARATION AGREEMENT

This Transition and Separation Agreement (the “Agreement”) is made by and between ImmunoGen, Inc., a Massachusetts corporation (the “Company”), and Gregory D. Perry (“Executive”), and shall become effective on the eighth (8th) day following the Executive’s execution of it (the “Effective Date”), as described more fully in Section 14 below. This Agreement is intended to confirm the understanding and set forth the agreement between the Company and the Executive with respect to the Executive’s separation from the Company. In consideration of the mutual promises and covenants contained in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby mutually acknowledged, the Company and the Executive hereby agree as follows:

1.                                      Transition Period; Separation of Employment; Resignations.

(a)                                 Transition Period.  The Executive’s employment with the Company shall end effective as of the close of business on September 13, 2013 (the “Separation Date”).  The period between the Effective Date and the Separation Date shall be referred to herein as the “Transition Period.”  The Executive’s employment shall continue on the same terms and conditions as the Executive’s present employment during the Transition Period, e.g., the Executive shall continue to receive the Executive’s current base salary in accordance with Company payroll practices and shall continue participation in Company benefit plans under the same terms and conditions as the Executive currently is participating.  Notwithstanding the foregoing, between August 26, 2013 and the Separation Date the Executive shall not be required to report to the Company’s offices unless requested to do so by the Company, provided that the Executive shall remain available to, and cooperate with, the Company to transition the Executive’s job duties (including meeting with Company personnel, answering questions from Company personnel, and transferring knowledge to Company personnel) and to perform other such duties as the Company may from time to time request. The Executive shall not contact clients or partners of the Company or its subsidiaries during this time period, unless otherwise instructed by the Company.

(b)                                 Separation of Employment.  The Transition Period shall conclude on the Separation Date.  From and after the Separation Date, the Executive shall not represent himself as an employee or agent of the Company.

(c)                                  Resignations.  The Executive hereby resigns from the following positions as of the Separation Date, and shall timely execute any additional documentation requested by the Company or its subsidiaries to effectuate such resignations: (i) Executive Vice President, Chief Financial Officer and Treasurer of the Company; (ii) Director and Treasurer of ImmunoGen Securities Corp., (iii) Director of ImmunoGen Europe Limited; and (iv) any other position held in the Company or any of its subsidiaries.

2.                                      Separation Benefit.  In exchange for the promises and consideration contained herein, including but not limited to the services provided by the Executive during the Transition Period (as described in Section 1 above) and the additional covenants and agreements by the Executive (as described in Section 9 below), the Company shall pay the Executive a total amount equal to twelve (12) months of the Executive’s then current Base Salary, less applicable taxes and deductions (the “Separation Benefit”), to be made in approximately equal bi-weekly installments in accordance with the Company’s usual payroll practices beginning on the first (1st) business day of the seventh (7th) month following the Separation Date, provided that on the first regularly scheduled payroll date following such 1st business day of such 7th month the Executive shall be paid an aggregate amount equal to the accumulated but yet unpaid Separation Benefit otherwise due to the Executive.  The Executive acknowledges and agrees that (a) the Separation Benefit, (b) the portion of the Executive’s Base Salary that has accrued prior to the Separation Date and has not yet been paid, (c) to the extent required by law and the Company’s policy, an amount equal to the value of the Executive’s accrued but unused vacation days, and (d) the amount of any expenses properly incurred by the Executive on behalf of the Company prior to the Separation Date and not yet reimbursed, shall be the sole amounts owing to the Executive upon termination of the Executive’s employment.  The Executive shall not be eligible for any other payments or benefits, including but not limited to additional base salary payments, bonuses, commissions, vacation pay, holiday pay, equity, stock, stock options, paid time off, or other forms of compensation or benefits, except as may otherwise be set forth in this Agreement or other Company plan documents with respect to plans in which the Executive is a participant.

3.                                      Equity.  To the extent applicable, all of the terms, rights and conditions of the ImmunoGen, Inc. 2006 Employee, Director and Consultant Equity Incentive Plan (the “Plan”) and any stock option agreements executed by the Executive pursuant thereto (collectively the “Stock Option Agreements”) are hereby incorporated by reference and shall survive the signing of this Agreement.  The Executive may exercise any unexercised vested options in accordance with the Plan and applicable Stock Option Agreements.  The Executive acknowledges and agrees that the Executive must be an employee of the Company at the time that any options vest, and that following the Separation Date the Executive shall not have any right to vest in any additional stock options under any Company stock or stock option plan (of whatever name or kind) in which the Executive was eligible to participate.

4.                                      General Release.

(a)                                 Executive Release.  In consideration of the payments and benefits provided to the Executive hereunder, and for other good and valuable consideration, receipt of which is hereby acknowledged, the Executive, with the intention of binding the Executive and the Executive’s heirs, executors, administrators and assigns, does hereby release, remise, acquit and forever discharge the Company and each of its subsidiaries and affiliates (the “Company Affiliated Group”), their present and former officers, directors, executives, agents, attorneys, employees and employee benefits plans (and the fiduciaries thereof), and the successors, predecessors and assigns of each of the foregoing (collectively, the “Company Released Parties”), of and from any and all claims, actions, causes of action, complaints, charges, demands, rights, damages, debts, sums of money, accounts, financial obligations, suits, expenses, attorneys’ fees and liabilities of whatever kind or nature in law, equity or otherwise, whether accrued, absolute, contingent, unliquidated or otherwise and whether now known or unknown, suspected or unsuspected which the Executive, individually or as a member of a class, now has, owns or holds, or has at any time heretofore had, owned or held, against any Company Released Party in any capacity, including, without limitation, any and all claims (i) arising out of or in any way connected with the Executive’s service to any member of the Company Affiliated Group (or the predecessors thereof) in any capacity, or the termination of such service in any such capacity, (ii) for severance benefits, vacation benefits, holiday pay, sick pay, wages, salary payments, commissions, or incentive payments, (iii) for breach of contract, wrongful discharge, impairment of economic opportunity, defamation, intentional or negligent infliction of emotional harm, promissory estoppel, unjust enrichment, breach of a covenant of good faith and fair dealing, violation of public policy, defamation, interference with contractual relations, invasion of privacy, misrepresentation, deceit, fraud or other tort, or any claim to attorneys’ fees under any applicable statute or common law theory, and (iv) for any violation of applicable federal, state and local labor and employment laws, including, without limitation, any and all claims concerning unlawful and unfair labor and employment practices and any and all claims arising under the civil rights laws of any federal, state or local jurisdiction, including Title VII of the Civil Rights Act of 1964 (“Title VII”), the Age Discrimination in Employment Act (“ADEA”), the Americans with Disabilities Act (“ADA”), the Family and Medical Leave Act (“FMLA”), the National Labor Relations Act (“NLRA”), the Employee Retirement Income Security Act of 1974 (“ERISA”), the Consolidated Omnibus Budget Reconciliation Act of 1986 (“COBRA”), Sections 503 and 504 of the Rehabilitation Act, the Massachusetts Fair Employment Practices Act, the Massachusetts Civil Rights Act, the Massachusetts Equal Rights Act, the Massachusetts Wage Act, the Massachusetts Equal Pay Act, and any and all claims under any whistleblower laws or whistleblower provisions of other laws.

(b)                                 Company Release.  In consideration of the Executive’s commitment to, and fulfillment of, the terms and conditions of this Agreement, and for other good and valuable consideration, receipt of which is hereby acknowledged, the Company Affiliated Group and the successors, predecessors and assigns of each entity within the Company Affiliated Group (collectively, the “Company Releasors”) do hereby release, remise, acquit and forever discharge the Executive and the Executive’s heirs, executors, administrators and assigns of and from any and all claims, actions, causes of action, complaints, charges, demands, rights, damages, debts, sums of money, accounts, financial obligations, suits, expenses, attorneys’ fees and liabilities of whatever kind or nature in law, equity or otherwise, whether accrued, absolute, contingent, unliquidated or otherwise and whether now known or unknown, suspected or unsuspected which the Company Releasors now have, own or hold, or have at any time heretofore had, owned or held, against the Executive in any capacity; provided, however, that the foregoing release does not extend to: (i) any claim or cause of action that the Company Releasors may have against the Executive relating to his engaging in any criminal misconduct relating to the Company; (ii) the Executive’s breach of any material provision of the Proprietary Information, Inventions, and Competition Agreement executed by him; (iii) the Executive’s engaging in any act involving material fraud or theft against the Company; (iv) the Executive’s willful breach of a material provision of any code of conduct or ethics policy in effect at the Company; (v) the Executive’s breach of any material provision of this Agreement; (vi) any right or claim or cause of action which by law the Company Releasors are not permitted to waive; or (vii) the Company Releasors’ right to participate in any investigation or proceeding conducted by the U.S. Equal Employment Opportunity Commission or any other governmental authority with responsibility for the administration of fair employment practices laws (the “Excluded Claims”).  The Company expressly acknowledges and represents that none of the Company Releasors has knowledge of any action or failure to act by the Executive that would give rise to an Excluded Claim as of the date that the Company executes this Agreement.

5.                                      No Admissions.  The Executive acknowledges and agrees that this Agreement is not to be construed in any way as an admission of any liability whatsoever by any Company Released Party, any such liability being expressly denied.

6.                                      Application to all Forms of Relief.  The release of claims in Section 4 applies to any relief no matter how called, including, without limitation, wages, back pay, front pay, compensatory damages, liquidated damages, punitive damages for pain or suffering, costs and attorney’s fees and expenses.

7.                                      Specific Waiver.  The Executive specifically acknowledges that his acceptance of this Agreement, specifically including the terms of Section 4 herein, constitutes, among other things, a specific waiver of his rights, claims and causes of action under Title VII, ADEA, ADA, FMLA, NLRA, ERISA, COBRA, the Massachusetts Fair Employment Practices Act, the Massachusetts Civil Rights Act, the Massachusetts Equal Rights Act, the Massachusetts Wage Act, the Massachusetts Equal Pay Act, and any state or local law or regulation in respect of employment of any kind; provided, however, that nothing herein shall be deemed, nor does anything herein purport, to be a waiver of any right or claim or cause of action which by law the Executive is not permitted to waive.

8.                                      No Complaints or Other Claims.  The Executive acknowledges and agrees that he has not, with respect to any transaction or state of facts existing prior to the date hereof, filed any complaints, charges or lawsuits against any Company Released Party with any governmental agency, court or tribunal.  This Agreement does not: (a) prohibit or restrict the Executive from communicating, providing relevant information to or otherwise cooperating with the U.S. Equal Employment Opportunity Commission or any other governmental authority with responsibility for the administration of fair employment practices laws regarding a possible violation of such laws or responding to any inquiry from such authority, including an inquiry about the existence of this Agreement or its underlying facts, or (b) require the Executive to notify the Company of such communications or inquiry.

9.                                      Conditions of Agreement.

(a)                                 Terms and Conditions.  From and after the Separation Date, the Executive shall abide by all the terms and conditions of this Agreement and the terms and any conditions set forth in any employment or confidentiality agreements signed by the Executive, which is incorporated herein by reference.

(b)                                 Confidentiality.  The Executive shall not, without the prior written consent of the Company or as may otherwise be required by law or any legal process, or as is necessary in connection with any adversarial proceeding against any member of the Company Affiliated Group (in which case the Executive shall cooperate with the Company in obtaining a protective order at the Company’s expense against disclosure by a court of competent jurisdiction), communicate, to anyone other than the Company and those designated by the Company or on behalf of the Company in the furtherance of its business, any trade secrets, confidential information, knowledge or data relating to any member of the Company Affiliated Group, obtained by the Executive during the Executive’s employment by the Company that is not generally available public knowledge (other than acts by the Executive in violation of this Agreement).  This confidentiality obligation is in addition to, and not in lieu of, any other contractual, statutory and common law confidentiality obligation of the Executive to the Company.

(c)                                  Return of Company Material.  The Executive represents that he has returned or will have returned to the Company all Company Material (as defined below) on or before the Separation Date.  For purposes of this Section 9(c), “Company Material” means any documents, files and other property and information of any kind belonging or relating to (i) any member of the Company Affiliated Group, (ii) the current and former suppliers, creditors, directors, officers, employees, agents and customers of any of them, or (iii) the businesses, products, services and operations (including without limitation, business, financial and accounting practices) of any of them, in each case whether tangible or intangible (including, without limitation, credit cards, building and office access cards, keys, computer equipment, cellular telephones, pagers, electronic devices, hardware, manuals, files, documents, records, software, customer data, research, financial data and information, memoranda, surveys, correspondence, statistics and payroll and other employee data, and any copies, compilations, extracts, excerpts, summaries and other notes thereof or relating thereto), excluding only information (x) that is generally available public knowledge or (y) that relates to the Executive’s compensation or the Executive’s benefits.

(d)                                 Cooperation. During the six (6) month period immediately following the Separation Date, the Executive shall reasonably cooperate with the Company upon its reasonable request regarding matters arising out of the Executive’s services to the Company Affiliated Group, and shall be reasonably available to the Company with respect to such matters.  The Company shall make reasonable efforts to request such cooperation such that it does not unreasonably interfere with the Executive’s professional obligations, and shall promptly reimburse the Executive for any business expenses that he reasonably incurs in connection with any such requests, subject to the Executive’s timely submission of appropriate documentation supporting same.

(e)                                  Non-Disparagement.  The Executive acknowledges and agrees that he shall not make any statements that are professionally or personally disparaging about or adverse to the interests of the Company or any Company Released Party, including, but not limited to, any statements that disparage in any way whatsoever the Company’s products, services, businesses, finances, financial condition, capabilities or other characteristics.  The Company acknowledges and agrees that no Company director or member of its senior management team shall make any statements that are professionally or personally disparaging about or adverse to the interests of the Executive, including, but not limited to, any statements that disparage in any way whatsoever the Executive’s services to the Company, capabilities or other characteristics.

(f)                                   Ownership of Inventions, Non-Disclosure, Non-Competition and Non-Solicitation.  The Executive expressly acknowledges and agrees that the Proprietary Information, Inventions, and Competition Agreement executed by him is incorporated herein by reference, and shall survive the execution of this Agreement in full force and effect pursuant to its terms.

(g)                                  No Representation.  The Executive acknowledges that, other than as set forth in this Agreement, (i) no promises have been made to him and (ii) in signing this Agreement the Executive is not relying upon any statement or representation made by or on behalf of any Company Released Party and each or any of them concerning the merits of any claims or the nature, amount, extent or duration of any damages relating to any claims or the amount of any money, benefits, or compensation due the Executive or claimed by the Executive, or concerning the Agreement or concerning any other thing or matter.

(h)                                 Injunctive Relief.  In the event of a breach or threatened breach by the Executive of the Executive’s obligations under this Section 9, the Executive agrees that the Company shall be entitled to injunctive relief in a court of appropriate jurisdiction to remedy any such breach or threatened breach, the Executive acknowledging that damages would be inadequate or insufficient.

10.                               Voluntariness.  The Executive agrees that he is relying solely upon his own judgment; that the Executive is over eighteen years of age and is legally competent to sign this Agreement; that the Executive is signing this Agreement of his own free will; that the Executive has read and understood the Agreement before signing it; and that the Executive is signing this Agreement in exchange for consideration that he believes is satisfactory and adequate.

11.                               Legal Counsel.  The Executive acknowledges that he has been informed of the right to consult with legal counsel and has been encouraged to do so.

12.                               Complete Agreement/Severability.  Other than the agreements and/or obligations specifically referenced as surviving herein, this Agreement constitutes the complete and final agreement between the parties and supersedes and replaces all prior or contemporaneous agreements, negotiations, or discussions relating to the subject matter of this Agreement.  All provisions and portions of this Agreement are severable.  If any provision or portion of this Agreement or the application of any provision or portion of the Agreement shall be determined to be invalid or unenforceable to any extent or for any reason, all other provisions and portions of this Agreement shall remain in full force and shall continue to be enforceable to the fullest and greatest extent permitted by law.

13.                               Acceptance.  The Executive acknowledges that he has been given a period of twenty-one (21) days within which to consider this Agreement, unless applicable law requires a longer period, in which case the Executive shall be advised of such longer period and such longer period shall apply.  The Executive may accept this Agreement at any time within this period of time by signing the Agreement and returning it to the Company.

14.                               Revocability.  This Agreement shall not become effective or enforceable until seven (7) calendar days after the Executive signs it.  The Executive may revoke his acceptance of this Agreement at any time within that seven (7) calendar day period by sending written notice to the Company.  Such notice must be received by the Company within the seven (7) calendar day period in order to be effective and, if so received, would void this Agreement for all purposes.

15.                               Governing Law.  Except for issues or matters as to which federal law is applicable, this Agreement shall be governed by and construed and enforced in accordance with the laws of the Commonwealth of Massachusetts without giving effect to the conflicts of law principles thereof.

[Signature Page to Follow]

IN WITNESS WHEREOF, the parties hereto have executed and delivered this Agreement as of the date first written above.

EXECUTIVE	IMMUNOGEN, INC.

/s/ Gregory D. Perry	By:	/s/ Daniel M. Junius
(Signature)		Name: Daniel M. Junius
Print Name: Gregory D. Perry		Title: President and CEO